Exhibit 99.1                      Press Release

Attune RTD Signs Letter of Intent With DCC Companies, Inc.

PALM SPRINGS, Calif., Sept. 7, 2010 (GLOBE NEWSWIRE) -- Attune RTD (OTCBB:AURT), a provider of Energy Conservation Equipment, is proud to announce it has signed a "Letter of Intent" with DCC Companies, Inc. to negotiate terms and conditions for the installation services of the BrioWave 175p™ Smart Energy Management Control System.

DCC Companies, Inc. is a General, Electrical and Plumbing Contractor company with over six (6) years of experience serving the multi-family residential housing industry throughout the Southwest with over $72,000,000.00 in revenues.   As a leader in the rehab and redevelopment of multi-family properties as well as day to day maintenance and Cap Ex projects; DCC Companies, Inc. touches over 500,000 residents a year. DCC Companies, Inc. is well entrenched with some of the largest REIT's in the country and a strategic partnership would place Attune RTD in contact with these institutions resulting in potential business opportunity. Shawn Davis, C.E.O of Attune RTD commented, "A partnership with DCC Companies, Inc. exposes Attune RTD's technology solutions to the multi-family residential market that could allow us to diversify and achieve meaningful revenues." With the unique power consumption and revenue concerns facing the multi-family industry, Attune RTD and DCC Companies, Inc. plans to deliver real solutions and ROI opportunities to these customers utilizing the BrioWave 175p™ Smart Energy Management Control System as the foundation to cut costs by reducing and tracking energy consumption, and take advantage of existing government programs and grants for energy reduction where permissible. Co Founders of DCC Companies, Inc. Shane Davis and Todd Coomes, commented that "This new partnership will allow both DCC Companies, Inc and Attune RTD to bring real solutions to our customers and address their ongoing concerns as it relates to annual energy costs and energy consumption at their properties. We are very excited to be partnered with Attune RTD and look forward to growing this relationship throughout California and Arizona."

About Attune RTD

Attune RTD's flagship product, the BrioWave 175p™ is a scalable interoperable platform intended to be an essential part of the smart grid infrastructure. BrioWave 175p™ technology offers built in two way wireless communications, increased demand side management and demand response, an ability to track and manage energy consumption through its proprietary technology linked to a powerful Graphical User Interface (GUI) and systems redundancy through its ZigBee and stand alone WI-FI modules. BrioWave 175p™ technology brings increased functionality and support for new customer focused applications now and into the future in one device. BrioWave 175p™ technology is designed to enhance the smart grid infrastructure from generation to distribution through a network of smart grid connected devices on residential homes that consume energy, deliver real time utility specific actionable information and consumer savings while seamlessly integrating into legacy grid systems to offer substantial immediate savings for consumers and utility providers alike.  BrioWave 175p™ Smart Energy Management Controllers are projected to be available in the market by 3rd Quarter of 2011.

Located in Palm Springs, California, ATTUNE RTD is an environmentally conscious, socially responsible research and technology company providing smart products that eliminate inefficiencies and reduce energy consumption. The company's products are subject to stringent testing and certifications. For more information, please visit http://www.attunertd.com/

Generally, Attune RTD management may make purchases of up to 50,000 shares.

Disclosures

The following DCC Companies, Inc, affiliates own Class A Common stock equity in Attune RTD. Shane Davis and Todd Coomes are principals of DCC Companies, Inc., with Shane Davis owning 350,000 shares and Todd Coomes owning 113,810 shares of Class A Common stock purchased at various prices over the past several years through "Private Placements" reported in Attune RTD's "S-1 Registration Statement", accompanying amendments as well as Quarterly Reports on file with the Securities and Exchange Commission. The following individuals are affiliates of DCC Companies, Inc, owning Class A Common stock shares purchased at various prices over the past several years through "Private Placements" reported in Attune RTD's "S-1 Registration Statement" and accompanying amendments as well as Quarterly Reports on file with the Securities and Exchange Commission. Jason Kelly 66,667, Richard Ramos 28,874, Richard Ramos 13,636, Mike Steib 8,000 and Angela Green 7,144.

Legal Disclaimer

The statements contained in this press release contain certain forward looking statements, including statements regarding the company's expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without the control of the company's management.

CONTACT:  Attune RTD
Tom Bianco
760-406-1146
tbianco@attunertd.com

Shawn Davis
760-333-3842
sdavis@attunertd.com